Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Record First Quarter Results;
U.S. Consumer Sales Increase 147%, Hawthorne Sales Rise 71%
Company reports first-ever profit for fiscal first quarter
Full year sales guidance increased; Non-GAAP adjusted EPS guidance reaffirmed

MARYSVILLE, Ohio (February 3, 2021) – The Scotts Miracle-Gro Company (NYSE: SMG), one of the world’s leading marketers of branded consumer lawn and garden as well as hydroponic and indoor growing products, today announced company-wide sales increased 105 percent to a record $748.6 million in its fiscal first quarter primarily driven by strong retailer support in the U.S. Consumer segment as well as continued momentum in Hawthorne.

For the quarter ended January 2, 2021, income from continuing operations was $0.43 per diluted share, compared with a loss of $1.28 per share in fiscal 2020. Non-GAAP adjusted earnings – which is the basis of the Company’s guidance – was $0.39 per diluted share in the quarter compared with a loss of $1.12 per share last year. Due to the seasonal nature of the lawn and garden category, ScottsMiracle-Gro has historically reported a loss during its first quarter. The results in 2021 mark the first time the Company has ever reported a first quarter profit.

“While we anticipated a strong start to fiscal 2021, both the U.S. Consumer and Hawthorne segments surpassed our expectations and put us on a good trajectory for the balance of the year,” said Jim Hagedorn, chairman and chief executive officer. “In U.S. Consumer, we are working closely with our retail partners as they prepare for the upcoming growing season. And Hawthorne continues to demonstrate its best-in-class performance within its industry, working with retailers and growers to help drive their success.

“Our strong start gives us renewed confidence in our full-year outlook although we remain sensitive to the challenges in the second half of the fiscal year against historic comparisons. We now believe we have enough visibility, however, to raise our full-year sales growth outlook for Hawthorne to a range of 20 to 30 percent, compared with our previous outlook of 15 to 20 percent. Despite the historically strong start in U.S. Consumer, it remains too early in the season to adjust our outlook for that business.”

First quarter details
For the fiscal first quarter, the Company reported sales of $748.6 million, up 105 percent from $365.8 million. Due to the Company’s fiscal calendar, the first quarter of 2021 had five more days than the first quarter of fiscal 2020. The difference had a sales impact of approximately $43 million.

First quarter sales for the Hawthorne segment increased 71 percent to $309.4 million driven by strong demand in all categories of indoor growing equipment and supplies. U.S. Consumer segment sales increased 147 percent to $408.2 million. Consumer purchases of the Company’s products at its largest retail partners increased 40 percent in the quarter. A significant portion of the sales increase for U.S. Consumer is attributable to replenishing of retail inventory.

The company-wide GAAP and non-GAAP adjusted gross margin rates were 25.5 percent and 26.7 percent, respectively, compared with 14.8 percent and 14.9 percent a year ago. The improvement was driven by fixed cost leverage and product mix. However, some of those benefits are related to the timing of shipments and are expected to reverse in subsequent quarters.

Selling, general and administrative expenses (SG&A) increased 31 percent to $156.7 million. The increase is largely driven by increased marketing expense in the U.S. Consumer segment.

“Our investment in marketing continues to be a focus area as we strengthen our relationship with gardeners,” Hagedorn said. “Our year-round commitment to driving the conversation with consumers will include our first commercial specially produced for the Super Bowl, which is scheduled to appear in the second quarter of this Sunday’s game. That kind of reach, coupled with our data-driven and highly targeted approach to social media, is key in our efforts to retain the millions of new consumers who have entered our category over the past year.”

On a company-wide basis, GAAP income from continuing operations was $25.2 million, or $0.43 per share, compared with a loss of $71.3 million, or $1.28 per share, for the first quarter of fiscal 2020. Those results include impairment, restructuring and other one-time items, as well as costs related to refinancing. Excluding those items, the non-GAAP adjusted income was $22.2 million, or $0.39 per share, compared with a loss of $62.4 million, or $1.12 per share, last year.

Full-year outlook
The Company said it now expects fiscal 2021 sales growth of 1 to 6 percent compared to 0 to 5 percent previously. Hawthorne sales guidance was increased to a range of 20 to 30 percent from a previous range of 15 to 20 percent. Guidance for U.S. Consumer sales of 0 to minus 5 percent was reaffirmed. Guidance for non-GAAP adjusted EPS of $8.00 to $8.40 was reaffirmed as the Company noted that it now expects SG&A to decline 3 to 8 percent from 2020 spending levels, compared to a previous estimate of a 6 to 11 percent year-over-year decline. The adjusted gross margin rate is now expected to decline 125 to 175 basis points year-over-year due to higher commodity costs and segment mix more heavily skewed to the lower margin Hawthorne business than previously contemplated. The revised gross margin rate guidance compares to a previous expected decline of 50 basis points.

Conference Call and Webcast Scheduled for 9:00 a.m. EST Today, Feb. 3
The Company will discuss results during a webcast and conference call today at 9:00 a.m. EST. To participate in the conference call, please call 1-800-263-0877 (Conference Code: 3989033). A replay of the call can be heard by calling 1-888-203-1112. The replay will be available for 15 days. A live webcast of the call and the press release will be available on the Company’s investor relations website at http://investor.scotts.com. An archive of the press release and any accompanying information will remain available for at least a 12-month period.

About ScottsMiracle-Gro
With approximately $4.1 billion in sales, the Company is one of the world's largest marketers of branded consumer products for lawn and garden care. The Company's brands are among the most recognized in the industry. The Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
•The effects of the ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows;
•Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;
•Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business;
•If the Company underestimates or overestimates demand for its products and does not maintain appropriate inventory levels, its net sales and/or working capital could be negatively impacted;
•If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed;
•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•Certain of the Company’s products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;
•The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;
•In the event the Third Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expense absorption;
•Hagedorn Partnership, L.P. beneficially owns approximately 25% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Executive Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except per common share data)
(Unaudited)

		Three Months Ended
	Footnotes	January 2, 2021	December 28, 2019	% Change
Net sales		$748.6	$365.8	105%
Cost of sales		548.8	311.3
Cost of sales—impairment, restructuring and other		9.0	0.3
Gross profit		190.8	54.2	252%
% of sales		25.5%	14.8%
Operating expenses:
Selling, general and administrative		156.7	119.8	31%
Impairment, restructuring and other		0.7	(2.5)
Other income, net		(0.6)	(0.5)
Income (loss) from operations		34.0	(62.6)	154%
% of sales		4.5%	(17.1)%
Costs related to refinancing		—	15.1
Interest expense		16.1	20.0
Other non-operating income, net		(15.2)	(2.6)
Income (loss) from continuing operations before income taxes		33.1	(95.1)	135%
Income tax expense (benefit) from continuing operations		7.9	(23.8)
Income (loss) from continuing operations		25.2	(71.3)	135%
Income (loss) from discontinued operations, net of tax		—	—
Net income (loss)		$25.2	$(71.3)
Net income attributable to noncontrolling interest		(0.8)	(0.1)
Net income (loss) attributable to controlling interest		$24.4	$(71.4)

Basic income (loss) per common share:	(1)
Income (loss) from continuing operations		$0.44	$(1.28)	134%
Income (loss) from discontinued operations		—	—
Net income (loss)		$0.44	$(1.28)

Diluted income (loss) per common share:	(2)
Income (loss) from continuing operations		$0.43	$(1.28)	134%
Income (loss) from discontinued operations		—	—
Net income (loss)		$0.43	$(1.28)

Common shares used in basic income (loss) per share calculation		55.7	55.8	—%
Common shares and potential common shares used in diluted income (loss) per share calculation		57.1	55.8	2%

Non-GAAP results:
Adjusted net income (loss) attributable to controlling interest from continuing operations	(3)	$22.2	$(62.4)	136%
Adjusted diluted income (loss) per common share from continuing operations	(2) (3)	$0.39	$(1.12)	135%
Adjusted EBITDA	(3)	$75.5	$(34.7)	318%
Note: See accompanying footnotes on page 7.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor, urban and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. In addition, Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

During the three months ended January 2, 2021, the Company changed its internal organization structure such that AeroGrow International, Inc. (“AeroGrow”) is now managed by and reported within the U.S. Consumer segment. Within the U.S. Consumer segment, AeroGrow will be integrated into the Company’s overall direct-to-consumer focus and strategy. AeroGrow was previously managed by and reported within the Hawthorne segment. The prior period amounts have been reclassified to conform with the new organization structure.

The performance of each reportable segment is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended
	January 2, 2021	December 28, 2019	% Change
Net Sales:
U.S. Consumer	$408.2	$165.5	147%
Hawthorne	309.4	180.7	71%
Other	31.0	19.6	58%
Consolidated	$748.6	$365.8	105%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$45.3	$(40.1)	213%
Hawthorne	40.4	12.5	223%
Other	—	(3.5)	100%
Total Segment Profit (Loss) (Non-GAAP)	85.7	(31.1)	376%
Corporate	(34.6)	(26.1)
Intangible asset amortization	(7.4)	(7.6)
Impairment, restructuring and other	(9.7)	2.2
Costs related to refinancing	—	(15.1)
Interest expense	(16.1)	(20.0)
Other non-operating income, net	15.2	2.6
Income (loss) from continuing operations before income taxes (GAAP)	$33.1	$(95.1)	135%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	Footnotes	January 2, 2021	December 28, 2019	September 30, 2020

ASSETS
Current assets:
Cash and cash equivalents		$21.5	$27.4	$16.6
Accounts receivable, net		497.7	236.0	497.1
Inventories		1,068.3	866.1	621.9
Prepaid and other current assets		92.0	203.3	81.0
Total current assets		1,679.5	1,332.8	1,216.6
Investment in unconsolidated affiliates		202.9	—	—
Property, plant and equipment, net		560.9	545.4	560.0
Goodwill		548.9	540.9	544.1
Intangible assets, net		685.4	701.7	679.2
Other assets		323.1	335.2	380.6
Total assets		$4,000.7	$3,456.0	$3,380.5
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt		$188.0	$93.8	$66.4
Accounts payable		498.9	309.4	391.0
Other current liabilities		367.6	206.5	493.0
Total current liabilities		1,054.5	609.7	950.4
Long-term debt		1,979.8	1,969.9	1,455.1
Other liabilities		287.4	247.1	272.1
Total liabilities		3,321.7	2,826.7	2,677.6
Equity		679.0	629.3	702.9
Total liabilities and equity		$4,000.7	$3,456.0	$3,380.5

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended January 2, 2021				Three Months Ended December 28, 2019
	As Reported (GAAP)	Impairment, Restructuring and Other	Other Non- Operating	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted (Non- GAAP)
Gross profit	$190.8	$(9.0)	$—	$199.8	$54.2	$(0.3)	$—	$54.5
Gross profit as a % of sales	25.5%			26.7%	14.8%			14.9%
Income (loss) from operations	34.0	(9.7)	—	43.8	(62.6)	2.2	—	(64.8)
Income (loss) from operations as a % of sales	4.5%			5.9%	(17.1)%			(17.7)%
Income (loss) from continuing operations before income taxes	33.1	(9.7)	12.6	30.2	(95.1)	2.2	(15.1)	(82.2)
Income tax expense (benefit) from continuing operations	7.9	(2.3)	3.0	7.2	(23.8)	0.5	(4.4)	(19.9)
Income (loss) from continuing operations	25.2	(7.4)	9.6	22.9	(71.3)	1.7	(10.7)	(62.3)
Net income (loss) attributable to controlling interest	24.4	(7.4)	9.6	22.2	(71.4)	1.7	(10.7)	(62.4)
Diluted income (loss) per common share from continuing operations	0.43	(0.13)	0.17	0.39	(1.28)	0.03	(0.19)	(1.12)

Calculation of Adjusted EBITDA (3):	Three Months Ended January 2, 2021	Three Months Ended December 28, 2019
Net income (loss) (GAAP)	$25.2	$(71.3)
Income tax expense (benefit) from continuing operations	7.9	(23.8)
Costs related to refinancing	—	15.1
Interest expense	16.1	20.0
Depreciation	15.7	14.8
Amortization	7.4	7.6
Impairment, restructuring and other charges (recoveries) from continuing operations	9.7	(2.2)
Other non-operating income, net	(12.6)	—
Interest income	(2.1)	(1.9)
Share-based compensation expense	8.2	7.0
Adjusted EBITDA (Non-GAAP)	$75.5	$(34.7)

Note: See accompanying footnotes on page 7.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic income (loss) per common share amounts are calculated by dividing income (loss) attributable to controlling interest from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.
(2)Diluted income (loss) per common share amounts are calculated by dividing income (loss) attributable to controlling interest from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.
(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment. Management views free cash flow productivity as a useful measure to help investors understand the Company’s ability to generate cash.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries and costs related to refinancing.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries and costs related to refinancing.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries and costs related to refinancing, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted net income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries and costs related to refinancing, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.50 at January 2, 2021) and an interest coverage ratio (minimum of 3.00 for the twelve months ended January 2, 2021).
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.
Free cash flow productivity: Ratio of free cash flow to net income (loss).

For the three months ended January 2, 2021, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•The World Health Organization recognized a novel strain of coronavirus (“COVID-19”) as a public health emergency of international concern on January 30, 2020 and as a global pandemic on March 11, 2020. In response to the COVID-19 pandemic, the Company has implemented additional measures intended to both protect the health and safety of its employees and maintain its ability to provide products to its customers, including (i) requiring a significant part of its workforce to work from home, (ii) monitoring its employees for COVID-19 symptoms, (iii) making additional personal protective equipment available to its operations team, (iv) requiring all manufacturing and warehousing associates to take their temperatures before beginning a shift, (v) modifying work methods and schedules of its manufacturing and field associates to create distance or add barriers between associates, consumers and others, (vi) expanding cleaning efforts at its operation centers, (vii) modifying attendance policies so that associates may elect to stay home if they have symptoms, (viii) prioritizing production for goods that are more essential to its customers and (ix) implementing an interim premium pay allowance for certain associates in its field sales force or working in manufacturing or distribution centers. During the three months ended January 2, 2021, the Company incurred costs of $8.7 million in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and incurred costs of $0.6 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with the COVID-19 pandemic primarily related to premium pay. These direct and incremental costs were excluded from the Company’s non-GAAP financial measures

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

because they are not comparable from one period to the next and are not expected to be part of the ongoing operations of the Company’s underlying business.
•On December 31, 2020, pursuant to the terms of the Contribution and Unit Purchase Agreement between the Company and Alabama Farmers Cooperative, Inc. (“AFC”), the Company acquired a 50% equity interest in the Bonnie Plants business through a newly formed joint venture with AFC (“Bonnie Plants, LLC”) in exchange for a cash payment of $100.7 million, forgiveness of the Company’s outstanding loan receivable with AFC and termination of the Company’s options to increase its economic interest in the Bonnie Plants business. The Company’s loan receivable with AFC, which was previously recognized in the “Other assets” line in the Condensed Consolidated Balance Sheets, had a carrying value of $66.4 million on December 31, 2020 and the Company recognized a gain of $12.5 million during the three months ended January 2, 2021 to write-up the value of the loan to its closing date fair value in the “Other non-operating income, net” line in the Consolidated Statements of Operations. The Company’s interest in Bonnie Plants, LLC had an initial fair value of $202.9 million and is recorded in the “Investment in unconsolidated affiliates” line in the Consolidated Balance Sheets. The Company’s interest is accounted for using the equity method of accounting, with the Company’s proportionate share of Bonnie Plants, LLC earnings subsequent to December 31, 2020 reflected in the Condensed Consolidated Statements of Operations.

For the three months ended December 28, 2019, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the three months ended December 28, 2019, the Company received $2.6 million from the final settlement of escrow funds related to a previous Hawthorne acquisition that was recognized in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.
•On October 23, 2019, the Company redeemed all of its outstanding 6.000% Senior Notes for a redemption price of $412.5 million, comprised of $0.5 million of accrued and unpaid interest, $12.0 million of redemption premium, and $400.0 million for outstanding principal amount. The $12.0 million redemption premium was recognized in the “Costs related to refinancing” line on the Condensed Consolidated Statements of Operations during the three months ended December 28, 2019. Additionally, the Company had $3.1 million in unamortized bond issuance costs associated with the 6.000% Senior Notes, which were written-off during the three months ended December 28, 2019 and were recognized in the “Costs related to refinancing” line in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures
In this earnings release, the Company presents its outlook for fiscal 2021 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.